Exhibit 99.1

TAYLOR MORRISON ANNOUNCES EXPIRATION AND RESULTS OF CASH TENDER

OFFER FOR ANY AND ALL OUTSTANDING 5.875% SENIOR NOTES DUE 2027

SCOTTSDALE, Ariz., November 10, 2025 — Taylor Morrison Home Corporation (NYSE: TMHC) (“TMHC”) today announced that the cash tender offer (the “Offer”), commenced on November 3, 2025, by its wholly owned subsidiary, Taylor Morrison Communities, Inc. (the “Offeror”), to purchase any and all of the Offeror’s outstanding 5.875% Senior Notes due 2027 (the “Notes”), expired at 5:00 p.m. New York City time on November 7, 2025 (the “Expiration Time”).

According to D.F. King & Co., Inc., the tender and information agent for the Offer, valid tenders had been received at the expiration of the Offer in the amount and percentage set forth in the table below.

Issuer	Title of Security	CUSIP Numbers(2)	Principal Amount Outstanding	Principal Amount Tendered		Percentage of Principal Amount Tendered		Purchase Price per $1,000 Principal Amount of Notes
Taylor Morrison Communities, Inc.	5.875% Senior Notes due 2027(1)	87724RAA0 and U8760NAA7	$500,000,000	$479,155,000	(3)	95.83	%(3)	$1,023.07

(1)	The Notes are callable at a redemption price of 100.000% of the principal amount thereof, plus accrued and unpaid interest, starting on March 15, 2027.
(2)

No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this press release or printed on the Notes. They are provided solely for the convenience of holders of the Notes.

(3)	No principal amount of the Notes tendered remain subject to the guaranteed delivery procedures described in the offer to purchase and the related notice of guaranteed delivery.

The Offeror expects to accept for purchase all Notes validly tendered and not validly withdrawn as of the Expiration Time and expects to make payment for any such Notes on November 10, 2025.

The Offeror will apply a portion of the proceeds from the issuance of $525.0 million aggregate principal amount of the Offeror’s 5.750% senior notes due 2032 (the “New Notes”), which is expected to close on November 10, 2025, to the payment for all Notes to be purchased in the Offer together with cash on the balance sheet.

The Offer was made pursuant to the terms and subject to the conditions set forth in the offer to purchase and the related notice of guaranteed delivery, each dated as of November 3, 2025.

Following the settlement of the Offer, the Offeror intends to redeem any and all outstanding Notes that are not purchased in the Offer. Concurrently with the launch of the Offer, the Offeror issued a conditional notice of redemption to redeem any Notes that remain outstanding following the Offer, on or around December 2, 2025 (as such date may be extended to satisfy the condition to such redemption which is, receipt of funds from a senior notes offering in an amount, together with cash on hand, sufficient to redeem or repurchase all of the Notes, the Offeror’s 6.625% Notes due 2027 and the 6.625% Notes due 2027 issued by William Lyon Homes, Inc. (a wholly owned subsidiary of the Offeror) (the “Redemption Condition”)) with a portion of the net proceeds from such senior notes issuance, at the make-whole redemption price, plus accrued and unpaid interest to, but not including, the redemption date, in accordance with the terms of the indenture governing the Notes. This press release does not constitute a notice of redemption or an offer to purchase the Notes not purchased in the Offer.

J.P. Morgan Securities LLC has served as the exclusive dealer manager for the Offer and D.F. King & Co., Inc. has served as the tender agent and information agent for the Offer. Questions regarding the terms of the Offer may be directed to J.P. Morgan Securities LLC by calling (866) 834-4666 (toll-free) or (212) 834-7489 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. In addition, this press release does not constitute a notice of redemption under the indenture governing the Notes.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade and Yardly. From 2016-2025, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research.

Forward-Looking Statements

This press release includes “forward-looking statements” including statements regarding the expected terms and timing of the senior notes offering and the Offer and the intended use of proceeds from the senior notes offering. These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect TMHC’s business in the future. A detailed discussion of such risks and uncertainties is included in TMHC’s Form 10-K, on file with the Securities and Exchange Commission, in the section titled “Risk Factors,” as updated in our subsequent reports filed with the Securities and Exchange Commission. Any forward-looking statement made in this press release is based only on currently available information and speaks only as of the date on which it is made. TMHC undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

For information:

CONTACT:

Mackenzie Aron, VP Investor Relations

(407) 906-6262

investor@taylormorrison.com